Free Writing Prospectus (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated August 31, 2010)	Filed Pursuant to Rule 433 Registration No. 333-169119 October 1, 2010

$[—]

Buffered SuperTrackSM Notes due May 2, 2014

Linked to the Performance of the Barclays Capital Multi-

Strategy DJ-UBSCI with Seasonal Energy Excess Return IndexTM

Global Medium-Term Notes, Series A, No. C-244

Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	October 29, 2010

Issue Date:	November 3, 2010

Final Valuation Date:	April 29, 2014*

Maturity Date:	May 2, 2014* (resulting in a term to maturity of approximately 3.5 years)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	Barclays Capital Multi-Strategy DJ-UBSCI with Seasonal Energy Excess Return IndexTM (the “Index”) (Bloomberg ticker symbol “BCC3C3UP <Index>”)

Maximum Return:	40-60%** ** The actual maximum return on the Notes will be set on the initial valuation date and will not be less than 40%.

Upside Leverage Factor:	1.00

Buffer Percentage:	15%

Payment at Maturity:

If the final level is greater than the initial level, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the Index Return multiplied by the Upside Leverage Factor, subject to a maximum return on the Notes. For example, if the Index Return is 40.00% or more, you will receive the maximum return on the Notes of 40.00%, which entitles you to the maximum total payment of $1,400.00 for every $1,000 principal amount Note that you hold. Accordingly, if the Index Return is positive, your payment per $1,000 principal amount Note will be calculated as follows, subject to the maximum return:

$1,000 + [$1,000 × (Index Return × Upside Leverage Factor)]

If the Index Return is less than or equal to 0% and equal to or greater than -15%, you will receive the principal amount of your Notes; and

If the Index Return is less than -15%, you will receive a cash payment equal to (a) the principal amount of your Notes plus (b) the principal amount multiplied by the sum of (i) the Index Return and (ii) the buffer percentage:

$1,000 + [$1,000 × (Index Return +15%)]

If the Index declines by more than 15%, you will lose 1% of the principal amount of your Notes for every 1% that the Index Return is below -15%. You may lose up to 85% of your initial investment. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this free writing prospectus.

Index Return:	The performance of the Index from the initial level to the final level, calculated as follows: Final Level – Initial Level Initial Level

Initial Level:	[—], the Index closing level on the initial valuation date.

Final Level:	The Index closing level on the final valuation date.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06740PVB9 and US06740PVB92

*	Subject to postponement in the event of a market disruption event and as described under “Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Commodities” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-6 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	100%	0%	100%
Total	$	$	$

‡‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the notes, or [$TBD] per $[1,000] principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, the final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. Note that, for purposes of the hypothetical total returns set forth below, we are assuming an initial level of 319.5191 and a maximum return of 40%.

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Final Level	Index Return	Payment at Maturity	Total Return on Notes
639.0382	100.00%	$1,400.00	40.000%
607.0863	90.00%	$1,400.00	40.000%
575.1344	80.00%	$1,400.00	40.000%
543.1825	70.00%	$1,400.00	40.000%
511.2306	60.00%	$1,400.00	40.000%
479.2787	50.00%	$1,400.00	40.000%
447.3267	40.00%	$1,400.00	40.000%
415.3748	30.00%	$1,300.00	30.000%
383.4229	20.00%	$1,200.00	20.000%
351.4710	10.00%	$1,100.00	10.000%
327.5071	2.50%	$1,025.00	2.500%
319.5191	0.00%	$1,000.00	0.00%
303.5431	-5.00%	$1,000.00	0.00%
271.5912	-15.00%	$1,000.00	0.00%
239.6393	-25.00%	$900.00	-10.00%
207.6874	-35.00%	$800.00	-20.00%
175.7355	-45.00%	$700.00	-30.00%
143.7836	-55.00%	$600.00	-40.00%
111.8317	-65.00%	$500.00	-50.00%
79.8798	-75.00%	$400.00	-60.00%
47.9279	-85.00%	$300.00	-70.00%
15.9760	-95.00%	$200.00	-80.00%
0.0000	-100.00%	$150.00	-85.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Index increases from an initial level of 319.5191 to a final level of 383.4229.

Because the final level of 383.4229 is greater than the initial level of 319.5191 and the Index Return of 20.00% multiplied by 1.00 does not exceed the maximum return of 40.00%, the investor receives a payment at maturity of $1,200.00 per $1,000.00 principal amount Note calculated as follows:

$1,000 + [$1,000 × (20.00% × 1.00)] = $1,200.00

The total return on the investment of the Notes is 20.00%.

Example 2: The level of the Index decreases from an initial level of 319.5191 to a final level of 271.5912.

Because the final level of 271.5912 is less than the initial level of 319.5191 by a percentage equal to the buffer percentage of 15.00%, the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 3: The level of the Index increases from an initial level of 319.5191 to a final level of 575.1344.

Because the Index Return of 80% multiplied by 1.00 exceeds the maximum return of 40.00%, the investor receives a payment at maturity of $1,400.00 per $1,000 principal amount Note, the maximum payment on the Notes.

Example 4: The level of the Index decreases from the initial level of 319.5191 to a final level of 239.6393.

Because the final level of 239.6393 is less than the initial level of 319.5191 by more than the buffer percentage of 15%, the investor will receive a payment at maturity of $900 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (-25% + 15%)] = $900.00

The total return on the investment of the Notes is -10%.

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Selected Purchase Considerations

•	Adjustments—The final valuation date, the maturity date and the payment at maturity are subject to adjustment as described in the following section of the prospectus supplement:

•

For a description of market disruption events that may affect the reference asset, see “Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Commodities”;

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices”.

•

Appreciation Potential—The Notes provide the opportunity to access returns up to the maximum return on the Notes of 40.00% in addition to the principal amount of your Notes. The actual maximum return on the Notes will be set on the initial valuation date and will not be less than 40.00%. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

•

Limited Protection Against Loss—Payment at maturity of the principal amount of the Notes is protected against a decline in the final level, as compared to the initial level, of up to 15%. You may lose up to 85% of your initial investment. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this free writing prospectus.

•

Diversification Among Components of the Barclays Capital Multi-Strategy DJ-UBSCI with Seasonal Energy Excess Return IndexTM —The return on the Notes is linked to the Barclays Capital Multi-Strategy DJ-UBSCI with Seasonal Energy Excess Return IndexTM. The Dow Jones-UBS Commodity IndexSM is composed of the prices of nineteen exchange-traded futures contracts on physical commodities. For additional information about the Index, see the information set forth under “Description of the Reference Asset—” in this free writing prospectus.

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Certain U.S. Federal Income Tax Considerations— Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Index. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code should apply to your Notes or a portion of your Notes. If Section 1256 were to apply to your Notes, gain or loss recognized with respect to your Notes (or the relevant portion of your Notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes. You would also be required to mark your

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Notes (or a portion of your Notes) to market at the end of each year (i.e., recognize gain or loss as if the Notes or the relevant portion of the Notes had been sold for fair market value). Additionally, it is also possible that you could be required to recognize gain or loss each time a contract tracked by the Index rolls. It is also possible that the Internal Revenue Service could assert that your Notes should be treated as partially giving rise to “collectibles” gain or loss if you have held your Notes for more than one year, although we do not think such a treatment would be appropriate in this case because a sale or exchange of the Notes is not a sale or exchange of a collectible but is rather a sale or exchange of an executory contract that reflects the value of a collectible. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index or any of the futures contracts comprising the Index. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap;”

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected;” and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Asset That Are Commodities, an Index Containing Commodities, Shares or Other Interests in Exchange-Traded Funds Invested in Commodities or Based in Part on Commodities.”

In addition to the risks discussed under the headings above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. If the Index declines by more than 15%, you will lose 1% of the principal amount of your Notes for every 1% that the Index declines beyond -15%. You may lose up to 85% of your initial investment.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

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•

Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the final level is greater than the initial level, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed the maximum return of 40.00% multiplied by the principal amount. We refer to this percentage as the maximum return, which is 40.00%.

•

No Interest Payments on the Notes or Other Rights in the Futures Contracts Underlying the Index—You will not receive any periodic interest payments on your Notes. As a holder of the Notes, you will not have rights that investors in the futures contracts underlying the Index may have. Your Notes will be paid in cash, and you will have no right to receive delivery of any futures contracts underlying the Index or commodities underlying those futures contracts.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

The Index May Produce Returns that Underperform the Reference Index—The Index is a proprietary index designed to reflect the excess returns available through the application of the Enhancement Methodologies to a basket of physical commodities corresponding to the commodities included in the Reference Index. The Index seeks to outperform the Reference Index through the application of these Enhancement Methodologies. However, there can be no guarantee that the application of any of the Enhancement Methodologies to the relevant underlying futures contract will result in greater returns than that of the Reference Index. Additionally, even if any Enhancement Methodology succeeds in its objectives, there can be no guarantee that any resulting outperformance will not be offset by a corresponding or greater underperformance of the futures contracts selected through the application of the other Enhancement Methodologies. If this occurs, then an investment in the Notes may underperform compared to a corresponding investment in instruments linked to the Reference Index, possibly by a substantial margin.

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The Enhancement Methodologies May Result in Allocation to Index Contracts With Less Favorable Roll Yield—Unlike traditional commodity indices, which roll into futures contracts that are nearest to expiration (and that meet the relevant index’s rolling criteria), the futures contracts underlying the Index may be rolled into futures contracts with more distant expiration dates, as selected by the Enhancement Methodologies. Rolling is the process by which a futures contract approaching expiration is replaced by a similar contract that has a later expiration. “Roll yield” is any profit (i.e., positive roll yield) or loss (i.e., negative roll yield) realized when rolling the futures contract. The Enhancement Methodologies may result in the selection of a longer-dated futures contract that results in negative roll yield when that futures contract

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is rolled, even if positive or less negative roll yield would have resulted by investing in and rolling into futures contracts with the nearest expiration. If this were to occur, your investment in the Notes may underperform compared to a corresponding investment in instruments linked to traditional commodity indices or linked to the Reference Index.

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The Momentum Alpha Methodology May Select Futures Contracts that Underperform the Futures Contracts Underlying the Reference Index—The Momentum Alpha Methodology evaluates the historical performance of certain futures contracts with different expirations. For the physical commodities to which the Momentum Alpha Methodology is applied, the futures contracts into which the Index rolls on a monthly basis are selected based on their relative historical performance. However, past and current prices of futures contracts, roll yields and fluctuations and trends in the shape of the commodities curve that have occurred in the past are not necessarily indicative of future trends. Moreover, even if historic trends in commodity futures prices prove to be a reliable indicator of future trends in one or more periods during the term of the Notes, the Momentum Alpha Methodology may not effectively identify such trends or may not succeed in capturing the benefits of such trends. If the Selected Contracts chosen according to the Momentum Alpha Methodology underperform the corresponding futures contracts underlying the Reference Index or if rolling into the Selected Contract chosen using the Momentum Alpha Methodology results in relatively lower roll yield, then the components of the Index subject to the Momentum Alpha Methodology will underperform the corresponding components of the Reference Index. If this were to occur, your investment in the Notes may underperform compared to a corresponding investment in instruments linked to the Reference Index or other traditional commodity indices.

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Unlike Certain Notes That Are Linked to an Index Comprised of a Commodity Futures Contract That is Rolled on a Monthly Basis, the Seasonal Methodology Maintains the Position of the Index in Natural Gas and Heating Oil Futures by Rolling on an Annual Basis; Accordingly, Your Notes Are Less Exposed to Short-Term Factors Affecting Natural Gas and Heating Oil Prices—Your Notes operate differently from securities that are linked to an index, such as the Reference Index, that maintains their position in the natural gas and heating oil commodity futures by “rolling” into a new commodity futures contract on a monthly basis. By comparison, the Index, through the application of the Seasonal Methodology, currently maintains its position in Natural Gas and Heating Oil futures by rolling into a new Natural Gas or Heating Oil futures contract with a December expiration on an annual basis. Specifically, in October of each calendar year, the Index closes out its position in the Natural Gas or Heating Oil futures contract expiring in December of such calendar year and rolls into a Natural Gas or Heating Oil futures contract expiring in December of the immediately following calendar year. For these underlying commodities, because the Index rolls into a contract that is a full year out, the performance of the Index will be less affected by short-term economic, weather and other factors at any given time, which might be captured by an index that rolls on a monthly basis. Instead, the Index will be affected by longer term projections of natural gas and heating oil prices that may be observed in the winter months of the northern hemisphere. Accordingly, if short-term factors develop in a manner that results in short-term price increases in natural gas or heating oil and Natural Gas or Heating Oil futures, the Index and thus the value of your Notes may not benefit from such developments, whereas a comparable index, such as the Reference Index, that rolls on a monthly basis may benefit from such short-term factors and price increases.

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The Intra-month Daily Weightings of the Commodities Underlying the Index may Diverge Substantially from the Daily Weightings of The Commodities Underlying the Reference Index—As described in the section entitled “Monthly Rebalancing of the Index Commodities in the Index”, the relative weightings of each of the Index Commodities underlying the Index are adjusted during the monthly Roll Period to approximate closely the relative weightings of the corresponding Index Commodities in the Reference Index. As the target weights for the Index Commodities in the Index for purposes of this rebalancing are determined immediately preceding each Roll Period and are based on estimates of the expected weights of the Index Commodities of the Reference Index immediately subsequent to the Roll Period, the actual weights of the Index Commodities underlying the Index and the Reference Index will in most cases differ immediately following the Roll Period, although such differences are not expected to be material. Additionally, as the Index and the Reference Index may be linked to futures contracts with different delivery months, the intra-month relative weightings of the Index Commodities underlying the Index and the Reference Index may differ, perhaps substantially, as a result of the relative price performance of the relevant futures contracts. A significant divergence in weightings between the Index and the Reference Index may adversely impact the level of the Index, or its level relative to that of the Reference Index, and the value of your Notes.

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The Market Value of the Securities May Be Influenced by Many Unpredictable Factors—The market value of your Notes may fluctuate between the date you purchase them and the final valuation date. You may also sustain a significant loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the value of the futures contracts underlying the Index and the Index will affect the market value of your Notes more than any other factor. Other factors that may influence the market value your Notes include:

•	prevailing spot prices for the commodities on which the Index is based;

•	the time remaining to the maturity of the Notes;

•	supply and demand for the Notes, including inventory positions with Barclays Capital Inc. or any market maker;

•	economic, financial, political, regulatory, geographical, biological, or judicial events that affect the level of the Reference Index, the Index or the market prices of any of the Index Contracts;

•	the general interest rate environment; and

•	the creditworthiness of Barclays Bank PLC.

•	These factors interrelate in complex ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor.

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Commodity Prices May Change Unpredictably, Affecting the Values of the Index, Index Contracts and Your Notes in Unforeseeable Ways—Trading in futures contracts on physical commodities, including trading in future contracts underlying the Index, is speculative and can be extremely volatile. Market prices of the futures contracts underlying the Index may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of different futures contracts in respect of the relevant commodity. These factors may affect the value of the Index Contracts in varying ways, and may cause the prices of these futures contracts, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

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Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of Your Notes—The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your Notes.

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Changes in Law or Regulation Relating to Commodities Futures Contracts May Adversely Affect the Market Value of the Notes and the Amounts Payable on Your Notes—Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also requires the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation. The legislation also requires the CFTC to apply its position limits across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “significant price discovery contracts” or “economically equivalent to exchange-traded futures”. The enactment of the legislation, and the CFTC’s adoption of rules on position limits, which are expected to be adopted in the next six months, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Notes. If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts

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that underlie the Index, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity and adversely affect prices.

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The Index May in the Future Include Contracts That Are Not Traded on Regulated Futures Exchanges—The Index is currently based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). However, the Index Contracts may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges, or similar statutes and regulations that govern trading on regulated U.K. futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the Index, may be subject to certain risks not presented by U.S. or U.K. exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

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Supply of and Demand for Physical Commodities Tends to be Particularly Concentrated, So Prices Are Likely to Be Volatile—The prices of physical commodities, including the commodities underlying the Index, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions or industries.

Certain commodities are used primarily in one industry, and fluctuations in levels of activity in (or the availability of alternative resources to) one industry may have a disproportionate effect on global demand for a particular commodity. Moreover, recent growth in industrial production and gross domestic product has made China and other developing nations oversized users of commodities and has increased the extent to which certain commodities rely on the those markets. Political, economic and other developments that affect those countries may affect the value of the commodities underlying the Index and, thus, the value of the Notes linked to that Index.

In addition, because certain of the commodities underlying the Index may be produced in a limited number of countries and may be controlled by a small number of producers, political, economic and supply-related events in such countries or with such produces could have a disproportionate impact on the prices of such commodities and therefore the value of your Notes.

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Future Prices of the Index Commodities That Are Different Relative to Their Current Prices May Result in a Reduced Amount Payable at Maturity or Upon Redemption—The Index is composed of commodity futures contracts rather than physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts underlying the Index approach expiration, they are replaced by, or “rolled” into similar contracts that have a later expiration. If the market for these contracts is (putting aside other considerations) in “backwardation”, which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield”. The actual realization of a potential roll yield will be dependent upon the level of the related spot price relative to the unwind price of the commodity futures contract at the time of sale of the contract. While many of the contracts included in the Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities reflected in the Index have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the commodity markets could result in negative “roll yields”, which could adversely affect the value of the Index underlying your Notes and, accordingly, decrease the payment you receive at maturity or upon redemption.

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Barclays Bank PLC and its Affiliates Have No Affiliation with UBS or CME Indexes and Are Not Responsible for Their Public Disclosure of Information, Which May Change Over Time—We and our affiliates are not affiliated with UBS or CME Indexes in any way and have no ability to control or predict their actions, including any errors in, or discontinuation of disclosure regarding their methods or policies relating to the calculation of the Reference Index. UBS and CME Indexes are not under any obligation to

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continue to calculate the Reference Index or required to calculate any successor indices. If UBS and CME Indexes discontinue or suspend the calculation of the Reference Index, it may become difficult to determine the level of the Index, and therefore, the market value of the Notes linked to the Reference Index or the amount payable at maturity or upon redemption.

All disclosure in this free writing prospectus regarding the Reference Index, including its make-up, method of calculation and changes in its components, is derived from publicly available information. We have not independently verified this information. You, as an investor in the Notes, should make your own investigation into the Reference Index, UBS and CME Indexes. UBS and CME Indexes have no obligation to consider your interests as a holder of the Notes.

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The Policies of UBS and CME Indexes and Changes That Affect the Composition and Valuation of the Index Could Affect the Amount Payable on the Notes and Their Market Value—The policies of UBS and CME Indexes concerning the calculation of the level of the Reference Index, additions, deletions or substitutions of the physical commodities or futures contracts underlying the Reference Index and the manner in which changes affecting the Index Commodities and Index Contracts are reflected in the Reference Index could affect the value of the Index and, therefore, the amount payable on the Notes at maturity or upon redemption and the market value of the Notes prior to maturity.

Additional commodity futures contract may satisfy the eligibility criteria for inclusion in an Index, and the commodity futures contracts currently included in the Reference Index may fail to satisfy such criteria. The weighting factors applied to each futures contract included in the Reference Index may change annually, based on changes in commodity production and volume statistics. In addition, UBS and CME Indexes may modify the methodology for determining the composition and weighting of the Reference Index, for calculating its value in order to assure that the Reference Index represents an adequate measure of market performance or for other reasons. UBS and CME Indexes may also discontinue or suspend calculation or publication of the Reference Index, in which case it may become difficult to determine the market value of the Reference Index, and therefore, the Index. As a result, any such changes could adversely affect the value of your Notes.

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Barclays Bank PLC Has a Non-Exclusive Right to Use the Reference Index—We have been granted a non-exclusive right to use the Reference Index and related service marks and trademarks in connection with the Notes. If we breach our obligations under the license, UBS and CME Indexes will have the right to terminate the license. If UBS and CME Indexes choose to terminate the license agreement, we still have the right to use the Reference Index and related service marks and trademarks in connection with the Notes until their maturity, provided that we cure our breach within thirty days of the termination of the license. If we fail to cure this breach, it may become difficult for us to determine your payment at maturity in the Notes. The calculation agent in this case will determine the value of the Reference Index or their fair market value of the Notes—and thus the amount payable at maturity—in a manner it considers appropriate in its reasonable discretion.

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Data Sourcing and Calculation Associated with the Reference Index May Adversely Affect the Market Price of the Notes—The annual composition of the Reference Index, and therefore the Index, will be recalculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or other errors that may affect the weighting of futures contracts underlying the Reference Index. Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculation of the Reference Index for the following year. Additionally, UBS may not discover every discrepancy. Furthermore, the annual weightings for the Reference Index are determined each year in June or July by UBS under the supervision of the Supervisory Committee (as defined in the section entitled “The Reference Index—Oversight of the Reference Index” in this free writing prospectus), which has a significant degree of discretion in exercising its supervisory duties with respect to the Reference Index and has no obligation to take the needs of holders of the Notes into consideration when reweighting or making any other changes in the Reference Index.

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UBS May Be Required to Replace a Designated Contract if the Existing Futures Contract Is Terminated or Replaced—A futures contract known as a “designated contract” has been selected as the reference contract for the physical commodity underlying the Reference Index. Data concerning this designated contract will be used to calculate the Reference Index, and therefore, the Index. If a designated contract were to be terminated or replaced in accordance with the rules set forth in the Dow Jones-UBS Commodity Index Handbook (the “DJ-UBSCI Handbook”), a comparable futures contract would be selected by the Supervisory Committee, if available, to replace that designated contract. The termination or replacement of any designated contract may have an adverse impact on the value of the Reference Index and therefore, the Index, and the value of your Notes.

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As Index Sponsor, Barclays Capital, a Division of Barclays Bank PLC, Will Have the Authority to Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—Barclays Capital, a division of Barclays Bank PLC, is the Index Sponsor. The Index Sponsor is responsible for the composition, calculation and maintenance of the Index. As discussed in the section entitled “Modifications to the Index” in this free writing prospectus, the Index Sponsor has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Index. For instance, the Index Sponsor may, under certain circumstances, modify the methodology for calculating the Index level or make certain changes to the way in which the level of the Index is calculated. The Index Sponsor may also discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the market value of the Index. Any such changes could adversely affect the value of your Notes.

The role played by Barclays Capital, as Index Sponsor, and the exercise of the kinds of discretion described above and in the section entitled “Modifications to the Index” in this free writing prospectus could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC, of which Barclays Capital is a division, is the issuer of the Notes. The Index Sponsor has no obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

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There Are Potential Conflicts of Interest Between You and the Calculation Agent—Currently, Barclays Bank PLC serves as the calculation agent. We will, among other things, decide the amount of the return paid out to you on the Notes at maturity. For a more detailed description of the calculation agent’s role, see “Description of Medium-Term Notes—Calculation and Calculation Agent” in the prospectus supplement.

If the Index Sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the Notes linked to the Index. If events such as these occur, or if the Index level is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the Index level. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Description of Medium-Term Notes—Calculation and Calculation Agent” in the prospectus supplement.

The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred or is continuing on the final valuation date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

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Changes in Law or Regulation Relating to Commodities Futures Contracts May Adversely Affect the Market Value of the Notes and the Amounts Payable on Your Notes—The commodity futures contracts that underlie the Index are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. For example, the United States Congress recently enacted legislation that is, among other things, intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires the Commodity Futures Trading Commission (the “CFTC”) to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted.

Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also requires the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation. The legislation also requires the CFTC to apply its position limits across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “significant price discovery contracts” or “economically equivalent to exchange-traded futures”. The enactment of the legislation, and the CFTC’s adoption of rules on position limits, which are expected to be adopted in the next six months, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as

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well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Notes. If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts that underlie the Index, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity and adversely affect prices.

Description of the Reference Asset

The Reference Asset is the Barclays Capital Multi-Strategy DJ-UBSCI with Seasonal Energy Excess Return IndexTM (the “Index”).

The Barclays Capital Multi-Strategy DJ-UBSCI with Seasonal Energy Excess Return IndexTM (the “Index”) is a Barclays Capital proprietary commodities index that is designed to reflect the returns that are potentially available through the application of the Roll Yield, Seasonal or Momentum Alpha Methodologies (each, an “Enhancement Methodology” and together, the “Enhancement Methodologies”), each as described further below, to the futures contracts for certain underlying physical commodities. The commodities underlying the Index are selected so as to correspond to the commodities included at any given time in the Dow Jones-UBS Commodity Index (the “Reference Index” or the “DJ-UBSCISM”). Additionally, the relative weightings of the commodities underlying the Index are adjusted on a monthly basis (as further described below) to approximate closely the weightings of the commodities included in the Reference Index.

The Index is comprised of a basket of exchange-traded futures contracts (the “Index Contracts”) for all of the underlying commodities, which are rolled on a monthly basis. As described further in the section entitled “The Commodity Futures Markets” below, futures contracts are, by their terms, subject to expiration and investors seeking to maintain exposure to such future contracts are required to close out their position in the expiring futures contract and establish a new position in a futures contract with a later expiry date, a process referred to as “rolling”. This rolling process may generate “roll yield”.

Traditional commodity indices generally roll into the “next nearby” futures contracts (or the contract closest to expiration that satisfies the pre-determined roll schedule of the relevant index). By comparison, the Index applies the Enhancement Methodologies to select one of a series of futures contracts, which may have more distant expirations, into which the Index rolls its position in the relevant underlying physical commodities. The Roll Yield Methodology seeks to select the futures contract that is expected to generate the greatest positive roll yield or the lowest negative roll yield through the rolling process. The Seasonal Methodology seeks to select the futures contract that is expected to mitigate the effects of seasonality on the prices of futures contracts for the relevant underlying physical commodity, and the Momentum Alpha Methodology seeks to select the futures contract relating to one of a specified number of nearby and deferred single commodity indices that has historically demonstrated the greatest outperformance, as compared to the respective nearby index. Through the application of these Enhancement Methodologies to different physical commodities, the Index seeks to provide returns that outperform the underlying Reference Index. For more information on the rules-based criteria used to select the futures contract in each Enhancement Methodology and the underlying commodities to which Enhancement Methodology is applied, see “Barclays Capital Multi-Strategy DJ-UBSCI with Seasonal Energy Excess Return IndexTM” below.

As an excess return commodity index, the Index reflects the excess returns available as a result of changes in the prices of a basket of underlying futures contracts, and any roll yield (which may be positive or negative) generated.

The Index was launched on May 11, 2010 by Barclays Capital (the “Index Sponsor”), the investment banking division of Barclays Bank PLC, with an initial level set to 100 as of December 30, 1999. The Reference Index and, therefore, the Index currently includes the 19 commodities specified in Table 5.

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The Commodity Futures Markets

Futures contracts on physical commodities and commodity indices are traded on regulated futures exchanges, and physical commodities and other derivatives on physical commodities and commodity indices are traded in the over-the-counter market and through various types of physical and electronic trading facilities and markets. At present, all of the contracts reflected in the Index are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities provides for the payment and receipt of cash based on the level of the index at settlement or liquidation of the contract. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the commodity or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on the cash or cash equivalents constituting its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily margin payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market”. Futures contracts are traded on organized exchanges, known as “designated contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a market participant may elect to close out its position by taking an opposite position on the exchange on which the market participant obtained the position. This operates to terminate the position and fix the market participant’s profit or loss.

Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant”, which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular commodity must close out its position in the expiring contract (the “Nearby Future”) and establish a new position in a contract with a later-dated delivery month, a process referred to as “rolling”. For example, a market participant with a long position in November crude oil futures that wishes to maintain a position in the nearest delivery month may, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This would “roll” the November position into a December position, and, when the November contract expires, the market participant would still have a long position in the first nearby delivery month.

Traditional commodity indices generally roll into the futures contract expiring in the next nearest delivery month (or the contract closest to expiration that satisfies the pre-determined roll schedule of the relevant index) (each such contract, a “Next Nearby Future”). However, in the case of the Index (as described further under the section entitled “The Enhancement Methodologies” below), the new contract that is selected each month might be any of a number of longer-dated futures contracts, and not necessarily the contract with the next nearest delivery month.

Roll yield may be generated as a result of rolling futures contracts. When longer-dated contracts are priced lower than the nearer-dated contract and spot prices, the market is in “backwardation”, and positive roll yield may be generated when higher-priced near-term futures contracts are “sold” to “buy” lower priced longer-dated contracts. When the opposite is true and longer-dated contracts are priced higher than the nearer contracts and spot prices, the market is in “contango”, and negative roll yields may result from the “sale” of lower priced near-term futures contracts to “buy” higher priced longer-dated contracts.

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Futures exchanges and clearing houses in the United States are subject to regulation by the Commodities Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

The Reference Index

The Index is designed to provide exposure to the same commodities that are included in the Reference Index, and, therefore, the composition of the physical commodities underlying the Index replicates the composition of the Reference Index. The Reference Index is designed to be a benchmark for commodities as an asset class, and to reflect the returns that are potentially available through an unleveraged investment in the futures contracts on the physical commodities comprising the Reference Index. The Reference Index is calculated by CME Group Index Services LLC (“CME Indexes”) and is published by CME Indexes in conjunction with UBS Securities LLC. The Reference Index was launched on July 14, 1998.

As described below, the Reference Index currently includes 19 commodities out of 23 commodities eligible for inclusion. In any subsequent year, the Reference Index may include eligible commodities not included for 2010, or may remove commodities that were included in 2010 or previous years, which decision generally would be implemented as part of the Reference Index’s January rebalancing process. Since the Index is calculated in accordance with the Reference Index methodology, with a limited number of exceptions mentioned herein, to the degree any commodity is added to or removed from the Reference Index, it will likewise be added to or removed from the Index over the relevant roll period as contemplated in the Reference Index methodology, subject to the Index Sponsor’s discretion in the event a Reference Index Change Event occurs (as described further below).

Oversight of the Reference Index

The Reference Index is overseen using a two-tier oversight structure, comprised of a Supervisory Committee and an Advisory Committee. The purpose of the two-tier structure is to gain broad input into the decision-making process in respect of the Reference Index, while also providing a mechanism for rapid reaction in the event of any market disruptions or extraordinary changes in market conditions that may affect the Reference Index.

The Supervisory Committee is comprised of three members, two of whom are appointed by UBS and one of whom is appointed by CME Indexes. The Supervisory Committee makes all final decisions relating to the Reference Index, given any advice and recommendations from the Advisory Committee. The Advisory Committee consists of six to twelve members drawn from the financial and academic communities.

Both the Supervisory Committee and the Advisory Committee meet annually in July or August to consider any changes to be made to the Reference Index for the coming year. These committees may also meet at other times as may be necessary for purposes of their respective responsibilities in connection with the oversight of the Reference Index.

Information concerning the Reference Index, including its current composition, may be obtained at www.djindexes.com. Information contained in this web site is not incorporated by reference in this free writing prospectus and should not be considered a part hereof.

Composition of Reference Index

Commodities Available for Inclusion in the Reference Index

A number of commodities have been selected that are believed to be sufficiently significant to the world economy to merit consideration for inclusion in the Reference Index and which are the subject of a qualifying related futures contract. The 23 potential commodities currently considered for inclusion in the Reference Index are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, live cattle, lean hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.

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Designated Contracts for Each Commodity

A futures contract known as a “Designated Contract” is selected for each commodity. With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the London Metal Exchange (“LME”), each of the potential commodities is the subject of a futures contract that trades on a U.S. exchange. Each day that the relevant exchange for futures contracts for a particular commodity is open for trading is referred to as the “Exchange Business Day” for such exchange. Where the Supervisory Committee believes that there exists more than one futures contract with sufficient liquidity to be chosen as the Designated Contract for a particular commodity, the Supervisory Committee selects the futures contract traded in North America and denominated in dollars (except in the case of the commodities for which LME contracts have been selected). If more than one such contract exists, the Supervisory Committee selects the most actively traded contract. Data concerning this Designated Contract will be used to calculate the Reference Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract.

The Nearby Futures underlying the Reference Index are referred to herein as the “Lead Futures”, and the Next Nearby Futures are referred to herein as the “Next Futures”. To avoid delivery of the underlying physical commodities and to maintain exposure to the underlying physical commodities, the Reference Index rolls its position in the designated Lead Future for each Designated Contract to the Next Future between the sixth and the tenth Reference Index Business Day of each month (the “Reference Index Roll Period”). For purposes of this section, a “Reference Index Business Day” is any day on which the sum of the Commodity Index Percentages (as described below) for those Index Commodities that are open for trading is greater than 50%.

Determination of Composition and Weightings of the Reference Index

The composition and weighting of the Reference Index is determined each year by UBS under the supervision of the Supervisory Committee.

In determining which commodities will be included in the Reference Index and their relative weightings for a given year, UBS looks to both liquidity and U.S. dollar-adjusted production data in 2/3 and 1/3 shares, respectively. For each of the 23 commodities designated for potential inclusion in the Reference Index, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the designated contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the Reference Index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the designated contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the Reference Index. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in the Reference Index (each, an “Index Commodity”) and their respective percentage weights.

To ensure that no single commodity or commodity sector dominates the Reference Index, the following diversification rules are applied to the annual reweighting of the Reference Index as of January of each year:

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No related group of commodities designated as a Commodity Group may constitute more than 33% of the Reference Index. The Commodity Groups are energy, precious metals, industrial metals, livestock, grains, and softs;

•	No single commodity may constitute (based on target weight) more than 15% of the Reference Index;

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute (based on target weight) more than 25% of the Reference Index; and

•	No single commodity that is in the Reference Index may constitute (based on target weight) less than 2% of the Reference Index.

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Calculation of the Reference Index

Following application of the diversification rules discussed above, CIPs are incorporated into the Reference Index by calculating the new unit weights for each commodity included in the Reference Index. On the fourth Reference Index Business Day in each new calendar year (referred to as the “CIM Determination Date”), the CIPs, along with the settlement prices on that date for Lead Futures included in the Reference Index, are used to determine a commodity index multiplier (the “CIM”) for each Designated Contract. This CIM is used to achieve the percentage weightings of the commodities included in the Reference Index, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Designated Contract will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Once the CIMs are determined as discussed above, the Index is calculated using a mathematical process whereby the CIMs for the Index Commodities are multiplied by the settlement prices in U.S. dollars for the Lead Futures (the “Settlement Price”). These products are then summed. On any Reference Index Business Day, the value of the Reference Index is calculated by applying the percentage change in this sum to the value of the Reference Index on the immediately preceding Reference Index Business Day.

During the Reference Index Roll Period, there is an additional element to the calculation of the level of the Reference Index. Until the fifth Reference Index Business Day of each month, only the Settlement Prices of the Lead Futures are reflected in the Reference Index valuation. Over the Reference Index Roll Period, however, the calculation progressively shifts at a rate of 20% per day from using the Settlement Prices of the Lead Futures as a basis for the Reference Index level to using instead the Settlement Prices of the Next Futures.

Because the relevant Settlement Prices float while the CIMs remain constant, the proportion of the Reference Index attributable to any Index Commodity may deviate from the CIPs throughout the year, until the CIMs are reset the following year based on new CIPs. Table 1 below provides the CIM for each commodity included in the Reference Index in 2010.

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Table 1: Commodity Index Multipliers for commodities included in the Reference Index in 2010

Commodity [1]	2010 CIM
Natural Gas	75.018285140
Crude Oil	6.442287900
Unleaded Gasoline	61.351716560
Heating Oil	61.015933090
Live Cattle	154.592562100
Lean Hogs	117.133907830
Wheat	31.528769180
Corn	63.498345270
Soybeans	28.826366550
Soybean Oil	277.428364950
Aluminum	0.093313250
High Grade Copper	83.345322150
Zinc	0.043403840
Nickel	0.004797660
Gold	0.300577400
Silver	6.697330510
Sugar	386.182946930
Cotton	102.561827940
Coffee	67.555931980

[1]	For the Designated Contract for each commodity, see “Table 4: 2010 Commodity Index Breakdown by Commodity” below.

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Reference Index Commodity Groups

For purposes of applying the diversification rules discussed above, the commodities available for inclusion in the Reference Index are assigned to Commodity Groups are as follows:

Table 2: Commodity Groups

Commodity Group	Commodities (*not included in 2010 basket)
Energy	Crude Oil Heating Oil Natural Gas Unleaded Gasoline

Precious Metals	Gold Platinum* Silver

Industrial Metals	Aluminium Copper Lead* Nickel Tin* Zinc

Livestock	Lean Hogs Live Cattle

Grains	Corn Soybeans Soybean Oil Wheat

Softs	Cocoa* Coffee Cotton Sugar

The relative target weight percentage breakdown for the Commodity Groups for 2010 is as follows:

Table 3: Aggregate Target Weights, by Commodity Group

Commodity Group	Aggregate Target Weight
Energy	33.00%
Precious Metals	12.41%
Industrial Metals	18.78%
Livestock	5.65%
Grains	22.70%
Softs	7.45%

Annual Recomposition and Reweighting of the Reference Index

The composition of and weightings for the Reference Index are determined for each year in July or August of the previous year. The determinations are made by UBS under the supervision of the Supervisory Committee, reviewed at the annual meeting of the Supervisory and Advisory Committees and announced following approval by the Supervisory Committee. The new composition and weightings are then implemented the following January. After the annual reweighting and rebalancing of the Reference Index, the daily relative weighting of each commodity in the Reference Index will fluctuate depending on the relative performance of the Designated Contracts. Designated Contracts with higher prices will become more heavily weighted in the Reference Index, and Designated Contracts with lower prices will become less heavily weighted in the Reference Index.

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The daily weightings for the Designated Contracts in the Reference Index are published by CME Indexes on www.djindexes.com. Information contained in this website is not incorporated by reference herein and should not be considered a part hereof.

2010 Designated Contracts and Target Weightings

The composition of the Reference Index for 2010 was approved by the Supervisory Committee at a meeting held in October 2009. The 19 commodities included in the Reference Index for 2010 are unchanged from 2009 and are: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc. The Designated Contracts for those commodities, and their target weights, are as follows:

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Table 4: 2010 Commodity Index Breakdown by Commodity

Commodity	Designated Contract	Exchange	Units	Quote	Target Weighting (%)
Aluminum	High Grade Primary Aluminum	LME	25 metric tons	USD/metric ton	5.75%
Cocoa	Cocoa	ICE[1]	10 metric tons	USD/metric ton	0.00%
Coffee	Coffee “C”	ICE[1]	37,500 lbs	U.S. cents/pound	2.56%
Copper	Copper*	COMEX[2]	25,000 lbs	U.S. cents/pound	7.64%
Corn	Corn	CME Group[3]	5,000 bushels	U.S. cents/bushel	7.09%
Cotton	Cotton	ICE	50,000 lbs	U.S. cents/pound	2.00%
Crude Oil	Light, Sweet Crude Oil	NYMEX[4]	1,000 barrels	USD/barrel	14.34%
Gold	Gold	COMEX	100 troy oz.	USD/troy oz.	9.12%
Heating Oil	Heating Oil	NYMEX	42,000 gallons	U.S. cents/gallon	3.58%
Lead	Refined Standard Lead	LME	25 metric tons	USD/metric ton	0.00%
Live Cattle	Live Cattle	CME Group	40,000 lbs	U.S. cents/pound	3.55%
Lean Hogs	Lean Hogs	CME Group	40,000 lbs	U.S. cents/pound	2.10%
Natural Gas	Henry Hub Natural Gas	NYMEX	10,000 mmbtu	USD/mmbtu	11.55%
Nickel	Primary Nickel	LME	6 metric tons	USD/metric ton	2.37%
Platinum	Platinum	NYMEX	50 troy oz.	USD/troy oz.	0.00%
Silver	Silver	COMEX	5000 troy oz.	U.S. cents/troy oz.	3.29%
Soybeans	Soybeans	CME Group	5000 bushels	U.S. cents/bushel	7.91%
Soybean Oil	Soybean Oil	CME Group	60,000 lbs	U.S. cents/pound	3.00%
Sugar	World Sugar No. 11	ICE	112,000 lbs	U.S. cents/pound	2.89%
Tin	Refined Tin	LME	5 metric tons	USD/metric ton	0.00%
Unleaded Gasoline (RBOB)	Reformulated Blendstock for Oxygen Blending	NYMEX	42,000 gallons	U.S. cents/gallon	3.53%
Wheat	Wheat	CME Group	5,000 bushels	U.S. cents/bushel	4.70%
Zinc	Special High Grade Zinc	LME	25 metric tons	USD/metric ton	3.02%

*

DJ-UBSCISM uses the High Grade Copper contract traded on the COMEX division of the New York Mercantile Exchange for copper contract prices and LME volume data in determining the weighting of DJ-UBSCISM.

1	The Intercontinental Exchange (“ICE”). The New York Cotton Exchange is a division of the New York Board of Trade (NYBOT). Effective January 12, 2007, the New York Board of Trade (NYBOT) was merged with and into, and is now a wholly-owned subsidiary of, the ICE.
2	The New York Commodities Exchange (“COMEX”) located in New York City. COMEX is a division of NYMEX.

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3	Effective July 12, 2007, CBOT Holdings, Inc. was merged with and into Chicago Mercantile Exchange Holdings Inc. Immediately following the merger, the name of the company was changed from “Chicago Mercantile Exchange Holdings Inc.” to “CME Group Inc.” The CME Group will continue as the unified parent of both the CME and the CBOT, though the CME Group has stated that the CME and the CBOT will continue to have separate rulebooks. As of the completion of the merger there were no changes in CME and CBOT market rules and regulations.
4	The New York Mercantile Exchange (“NYMEX”) located in New York City. On August 22, 2008, the CME Group completed its acquisition of NYMEX Holdings Inc.

The Barclays Capital Multi-Strategy DJ-UBSCI with Seasonal Energy Excess Return IndexTM

The following is a description of the Barclays Capital Multi-Strategy DJ-UBSCI with Seasonal Energy Excess Return IndexTM including, without limitation, its composition, method of calculation and changes in its components. The information in this description reflects the policies of, and is subject to change by, the Index Sponsor. You, as an investor in the Securities, should make your own investigation into the Index and the Index Sponsor has no obligation to consider your interests as a holder of the Notes. The Index Sponsor has no obligation to continue to publish the Index and may discontinue publication of the Index at any time in its sole discretion.

The Index seeks to give investors exposure to returns of the commodities specified in Table 5 (each an “Index Commodity” and collectively, the “Index Commodities”) and to generate returns that are greater than the Reference Index over time through the application of the Enhancement Methodologies. The Index is comprised of a basket of exchange traded futures contracts for the same commodities included in the Reference Index at any given time. The Reference Index rolls monthly from the Lead Future to the Next Future for each Index Commodity in accordance with a pre-determined roll schedule. By comparison, the Index may roll into the Next Future or one of a number of future contracts with more distant expiration dates, as selected through the application of the Enhancement Methodologies (each selected contract, a “Selected Contract”) (except with respect to precious metals commodities). The Enhancement Methodologies consist of the Roll Yield, Seasonal and Momentum Alpha Methodologies, each of which is described below. No Enhancement Methodology is applied to precious metals commodities, and with respect to those commodities, the Index rolls monthly from the Lead Futures to the Next Futures in accordance with the Reference Index’s pre-determined roll schedule. The Enhancement Methodologies are administered by the Index Sponsor.

The level of the Index is calculated using the same methodology as the Reference Index, except for adjustments to reflect the inclusion of the Selected Contracts for each relevant commodity. No such adjustments are made for the commodities in the precious metals group.

The Index is a proprietary index developed, owned and calculated by Barclays Capital, as Index Sponsor. The methodology for calculating the Index is subject to modification by the Index Sponsor, as described under “Modifications to the Index” below. Closing levels for the Index on each Index Business Day are reported on Bloomberg under the ticker symbol “BCC3C3UP” and on Barclays Capital Live (https://live.barcap.com/) (or, in each case, on any successor website). For purposes of the Index, an “Index Business Day” is any Reference Index Business Day. Further, the “Roll Period” for the Index will be the same as the Reference Index Roll Period.

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The Enhancement Methodologies

The relevant Enhancement Methodology to be applied to each commodity that is currently included in the Reference Index (other than commodities in the precious metals group, for which no Enhancement Methodologies apply) are described in Table 5 below:

Table 5

Commodity	Current Designated Contract	Enhancement Methodology
Energy
Crude Oil	Light, Sweet Crude Oil	Roll Yield
RBOB Gas	Reformulated Blendstock for Oxygen Blending	Roll Yield
Heating Oil	Heating Oil	Seasonal
Natural Gas	Henry Hub Natural Gas	Seasonal
Industrial Metals
Aluminum	High Gd. Prim.	Roll Yield
Copper	Copper*	Roll Yield
Nickel	Primary Nickel	Roll Yield
Zinc	Special High Grade	Roll Yield
Precious Metals
Gold	Gold	None
Silver	Silver	None
Agriculture
Wheat	Wheat	Momentum Alpha
Corn	Corn	Momentum Alpha
Soybeans	Soybeans	Momentum Alpha
Cotton	Cotton	Momentum Alpha
Sugar	World Sugar #11	Momentum Alpha
Coffee	Coffee “C”	Momentum Alpha
Soybean Oil	Soybean Oil	Momentum Alpha
Livestock
Live Cattle	Live Cattle	Momentum Alpha
Lean Hogs	Lean Hogs	Momentum Alpha

*

DJ-UBSCISM uses the High Grade Copper contract traded on the COMEX division of the New York Mercantile Exchange for copper contract prices and LME volume data in determining the weighting of DJ-UBSCISM.

New Designated Contracts:

As discussed further above, the Index Contracts underlying the Index will correspond to the Designated Contracts for each physical commodity underlying the Reference Index, except that the Index Contract may be one of a number of futures contracts with more distant expiration dates, as selected through the application of the Enhancement Methodologies. If a new physical commodity, and therefore a new Designated Contract, is included into the Reference Index by CME Indexes or if CME Indexes replaces the Designated Contract for a physical commodity currently underlying the Reference Index, the Enhancement Methodology applied to the corresponding new Index Contract will be determined as follows:

a)	if the new Index Contract is in respect of a precious metal, then no Enhancement Methodology will be applied; or

b)	the new Index Contract is in respect of an industrial metal or an energy commodity other than Heating Oil or Natural Gas and the Index Sponsor publishes the Roll Yield Methodology for such futures contract, then the Roll Yield Methodology shall be used; or

c)	if the new Index Contract is in respect of Heating Oil or Natural Gas and the Index Sponsor publishes the Seasonal Methodology for such futures contract, then the Seasonal Methodology shall be used; or

d)	if the new Index Contract is in respect of a commodity other than a precious metal, industrial metal or energy commodity and the Index Sponsor publishes the Momentum Alpha Methodology for such futures contract, then the Momentum Alpha Methodology shall be used; or

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e)	if the new Index Contract does not qualify under (b), (c), or (d) above, then no Enhancement Methodology will be applied.

Contract Selection using Roll Yield Methodology

On the fourth Index Business Day of each month, and for each commodity that utilizes the Roll Yield Methodology and that forms part of the Reference Index or that will form part of the Reference Index following the Reference Index Roll Period, a non-discretionary selection process is used to determine the new Selected Contract for the following month. Specifically, the Selected Contract for each relevant commodity will be the futures contract with the highest Implied Roll Yield as determined using the following steps.

Step 1: Calculate the Implied Roll Yield for each Relevant Commodity

The “Implied Roll Yield” for a commodity is determined by comparing the difference between the price of each Eligible Contract and the contract due to expire immediately prior to the expiration of each Eligible Contract (the “Preceding Contract”), relative to the price of the Preceding Contract. This relative price differential is then normalized to account for varying number of days between the two consecutive contracts due to differences in the number of days between different calendar months. Each futures contract for the relevant commodity due to expire within the subsequent nine months and part of Table 6(a) is considered an “Eligible Contract.”

Table 6(a): Potential Eligible Contracts

Commodity	Ticker	Eligible delivery month
Crude Oil	CL	F	G	H	J	K	M	N	Q	U	V	X	Z
RBOB Gas	RB	F	G	H	J	K	M	N	Q	U	V	X	Z
Aluminum	LA	F	G	H	J	K	M	N	Q	U	V	X	Z
Copper	HG	H	K	N	U	Z
Nickel	LN	F	G	H	J	K	M	N	Q	U	V	X	Z
Zinc	LX	F	G	H	J	K	M	N	Q	U	V	X	Z

Table 6(b): Contract Delivery Month Letters

Table 6(b) below lists the delivery months associated with each letter in Table 6(a) above. For example, in Table 6(a), the eligible delivery months for the Selected Contract for Copper will be any of the following: the futures contract that expires in March, May, July, September or December based on the delivery months associated with the letters H, K, N, U or Z in Table 6(a).

Delivery Month	Letter	Delivery Month	Letter	Delivery Month	Letter
January	F	May	K	September	U
February	G	June	M	October	V
March	H	July	N	November	X
April	J	August	Q	December	Z

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Step 2: Determine the Selected Contract

The Selected Contract will be the Eligible Contract with the highest Implied Roll Yield. If more than one Eligible Contract has the same highest Implied Roll Yield, the futures contract with the earliest maturity is selected.

Historical Selection of Selected Contracts using the Roll Yield Methodology

Table 7 below shows the monthly Selected Contracts selected using the Roll Yield Methodology since October 2009. The Selected Contract is the futures contract that expires in the month specified in this table.

The Index was launched on May 11, 2010. All data relating to the period prior to the launch of the Index are historical estimates by the index sponsor using available data about the closing prices of futures contracts for each of the underlying commodities during the pre-launch period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance of the Index.

Table 7: Contract Selection using the Roll Yield Enhancement Methodology over the last 12 Months

	Crude Oil	RBOB Gas	Aluminum	Copper	Nickel	Zinc
For Month	CL	RB	LA	HG	LN	LX

Oct-09	Dec, 2009	Jul, 2010	Apr, 2010	May, 2010	Jun, 2010	Jun, 2010
Nov-09	Jul, 2010	Aug, 2010	Jul, 2010	Jul, 2010	Jul, 2010	Jul, 2010
Dec-09	Sep, 2010	Sep, 2010	Jun, 2010	Jul, 2010	Aug, 2010	Aug, 2010
Jan-10	Sep, 2010	Oct, 2010	Jul, 2010	Sep, 2010	Jul, 2010	Sep, 2010
Feb-10	Oct, 2010	Oct, 2010	Jun, 2010	Sep, 2010	Oct, 2010	Oct, 2010
Mar-10	Oct, 2010	Oct, 2010	Jun, 2010	Sep, 2010	Nov, 2010	Nov, 2010
Apr-10	Jan, 2011	Oct, 2010	Dec, 2010	Dec, 2010	Dec, 2010	Oct, 2010
May-10	Feb, 2011	Oct, 2010	Jan, 2011	Dec, 2010	Jan, 2011	Jan, 2011
Jun-10	Mar, 2011	Oct, 2010	Feb, 2011	Dec, 2010	Feb, 2011	Feb, 2011
Jul-10	Mar, 2011	Oct, 2010	Sep, 2010	Mar, 2011	Mar, 2011	Mar, 2011
Aug-10	Mar, 2011	Oct, 2010	Apr, 2011	Mar, 2011	Feb, 2011	Apr, 2011
Sep-10	Jun, 2011	Nov, 2010	Mar, 2011	May, 2011	May, 2011	Jan, 2011

Contract Selection using Seasonal Methodology

Each month and for each commodity that utilizes the Seasonal Methodology, and that forms part of the Reference Index or that will form part of the Reference Index following the Reference Index Roll Period, the Selected Contract for purposes of the Index is either the contract that is scheduled to expire in December of the relevant current calendar year, or the contract scheduled to expire in December of the immediately following calendar year. The Index

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maintains its exposure to the relevant Commodity futures by closing out its position in the relevant futures contract that is scheduled to expire in December of the current calendar year during the Reference Index Roll Period of October of such calendar year and establishing a new position in the futures contract scheduled to expire in December of the immediately following calendar year.

Historical Selection of Selected Contracts using the Seasonal Methodology

Table 8 below shows the monthly Selected Contracts selected using the Seasonal Methodology since October 2009. The Selected Contract is the futures contract that expires in the month specified in this table.

The Index was launched on May 11, 2010. All data relating to the period prior to the launch of the Index is an historical estimate by the Index Sponsor as to how the Index may have performed in the pre-launch period based upon available data on the closing prices of the futures contracts for the commodities underlying the Index and the percentage weightings of the Reference Index in effect in during that period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance.

Table 8: Contract Selection using the Seasonal Methodology for the last 12 months*

For Month	Heating Oil	Natural Gas
Oct-09	Dec, 2010	Dec, 2010
Nov-09	Dec, 2010	Dec, 2010
Dec-09	Dec, 2010	Dec, 2010
Jan-10	Dec, 2010	Dec, 2010
Feb-10	Dec, 2010	Dec, 2010
Mar-10	Dec, 2010	Dec, 2010
Apr-10	Dec, 2010	Dec, 2010
May-10	Dec, 2010	Dec, 2010
Jun-10	Dec, 2010	Dec, 2010
Jul-10	Dec, 2010	Dec, 2010
Aug-10	Dec, 2010	Dec, 2010
Sep-10	Dec, 2010	Dec, 2010

Contract Selection using Momentum Alpha Enhancement Methodology

On the last Index Business Day of each month (the “Momentum Alpha Observation Date”), and for each commodity that utilizes the Momentum Alpha Methodology and that forms part of the Reference Index or that will form part of the Reference Index following the Reference Index Roll Period, a non-discretionary selection process is used to determine the new Selected Contract for the following month. The Selected Contract for each relevant commodity will be the futures contract in which the Selected Tenor Index will invest during the next roll period of the Selected Tenor Index. For each relevant commodity, a “Selected Tenor Index” is determined using the following steps:

Step 1: Calculate the Average Alpha Return for each Eligible Tenor Index

A “Tenor Index” for a commodity tracks the performance of holding and rolling a series of futures contracts for a commodity. Each “Nearby Index” tracks the performance of holding and rolling its position in the next nearby futures contract (or the contract closest to expiration that satisfies its pre-determined roll schedule). The Nearby, 1-month, 2-month and 5-month Tenor Indices for each commodity (collectively, the “Eligible Tenor Indices”) track the performance of holding and rolling into futures contracts that will underlie the Nearby Index for the same commodity currently held, 1 months in the future, 2 months in the future, and 5 months in the future, respectively.

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The “Average Alpha Return” for each Eligible Tenor Index is constructed to measure the performance of each Eligible Tenor Index relative to the performance of the Single Commodity Nearby Index for the same underlying commodity over the preceding 252 days. The Average Alpha Return for each Eligible Tenor Index is equal to the arithmetic average of the Annual Alpha Returns for such Eligible Tenor Index on the preceding five Index Business Days. On any Index Business Day, the “Annual Alpha Return” for each Eligible Tenor Index represents the compounded difference between the returns on each Eligible Tenor Index and the returns on the Nearby Tenor Index over the preceding 252 days.

Step 2: Identify the Candidate Index

Next, the Average Alpha Returns for each Eligible Tenor Index for a particular commodity are compared and the Eligible Tenor Index with the highest Average Alpha Return is deemed to be the “Candidate Index”. If two or more Eligible Tenor Indices have the same highest Average Alpha Return, the Eligible Tenor Index that is closest to expiration will be deemed to be the Candidate Index.

Step 3: Compute the Incumbency Ratio and determine the Selected Tenor Index

The “Incumbency Ratio” is the difference between the Average Alpha Return of the Candidate Index and the Average Alpha Return of the Selected Tenor Index chosen on the immediately preceding Observation Date (the “Incumbent Index”), relative to the difference between the highest and lowest Average Alpha Returns for all Eligible Tenor Indices for such commodity. If the Incumbency Ratio is:

i.	5% or more, the Candidate Index is deemed to be the Selected Tenor Index;

ii.	less than 5%, the Incumbent Index remains the Selected Tenor Index.

In the subsequent roll period, the Selected Contract into which each Momentum Alpha Index will roll will be the futures contract in which the Selected Tenor Index will invest during the next roll period.

Historical Selection of Selected Tenor Indices using the Momentum Alpha Methodology

Table 9 below shows the monthly Selected Tenor Indices selected using the Momentum Alpha Methodology since October 2009. A value of “0” indicates the Nearby Tenor Index and other numbers indicate the “n”-months Tenor Index.

The Index was launched on May 11, 2010. All data relating to the period prior to the launch of the Index is an historical estimate by the Index Sponsor as to how the Index may have performed in the pre-launch period based upon available data on the closing prices of the futures contracts for the commodities underlying the Index and the percentage weightings of the Reference Index in effect in during that period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance.

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Table 9: Tenor Index Selections using the Momentum Alpha Methodology Over the Past 12 Months

	Lean Hogs	Live Cattle	Corn	Soybeans	Soybean Oil	Wheat	Coffee	Cotton	Sugar
For Month	LH	LC	C	S	BO	W	KC	CT	SB
Oct-09	5	5	5	0	5	5	2	1	5
Nov-09	5	5	0	0	0	5	0	1	5
Dec-09	5	5	0	0	5	5	0	1	5
Jan-10	5	5	0	0	5	5	0	1	1
Feb-10	5	5	0	0	5	5	2	1	1
Mar-10	5	2	5	0	5	5	0	1	5
Apr-10	5	1	5	0	5	5	2	1	5
May-10	5	2	5	0	5	5	2	1	5
Jun-10	0	1	5	0	5	5	5	1	5
Jul-10	0	1	5	5	5	5	0	1	5
Aug-10	5	5	5	5	5	1	1	1	5
Sep-10	5	1	1	5	5	1	1	1	5

Monthly Rebalancing of the Index Commodities in the Index

The Index references futures contracts that may have different delivery months than the futures contracts underlying the Reference Index, and therefore, the relative weighting of the commodities in the Index will not match exactly the relative weights of the commodities in the Reference Index on any given day. In order to reduce potential percentage weighting differences between the Index and the Reference Index and to minimize the tracking error to the Reference Index, the Index rebalances the relative weights of the Index Commodities over each monthly Roll Period to target the then prevailing weights of the Index Commodities in the Reference Index (the “Monthly Rebalancing”).

On the Index Business Day immediately preceding the commencement of each Roll Period, the Index Sponsor determines the target weight for the Index Commodities based on an estimate of the expected weights of the Index Commodities in the Reference Index at the end of such Roll Period. Also on such Index Business Day, the same process used to determine the annual CIMs for the Reference Index on the CIM Determination Date each January is used to determine the CIMs for the Index. However, as the futures contracts underlying the Index may not correspond to the futures contracts underlying the Reference Index, the closing prices used as part of such calculation may differ. The CIMs calculated as part of the monthly rebalancing process, using the prices of the futures contracts underlying the Index, are therefore referred to as the “Adjusted CIMs”. The relative weights of the Index Commodities are then rebalanced during each Roll Period, using these Adjusted CIMs, in the same manner as the process used to re-weight the Reference Index each January.

As discussed above, the target weights for the Index Commodities underlying the Index are based on an estimate of the expected weights of the Index Commodities underlying the Reference Index immediately following the Roll Period. As a result, the relative weights of the Index Commodities underlying the Index immediately following the Roll Period may not correspond exactly to the relative weights of the Index Commodities underlying the Reference Index, although these differences are not expected to be material. The difference between the weights of any of the Index Commodities on the ninth Index Business Day of each month, over the immediately preceding 12 months, has not been greater or less than the weight of the corresponding physical commodity within the Reference Index by more than .5%. The Index was launched on May 11, 2010. All data relating to the period prior to the launch is based on historical estimates by the Index Sponsor and does not represent actual performance and should not be interpreted as an indicator of actual performance.

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The Index Return Calculations

The initial level of the Index was set to 100.0000 as of December 30, 1999. For each Index Business Day thereafter, the level of the Index will be calculated by the Index Sponsor in accordance with the Reference Index methodology, except that, for purposes of calculation, in respect of each commodity that forms part of, or that, after the next Reference Index Roll Period, will form part of the Reference Index:

1.	the Lead Future of that commodity on such Index Business Day will be deemed to be the current futures contract of that commodity in the Index (i.e. the Selected Contract of that commodity as determined by the relevant Enhancement Methodology, on the Observation Date immediately preceding the immediately preceding Observation Date);

2.	the Next Future of that commodity for such Index Business Day will be deemed to be the Selected Contract of that commodity as determined by the relevant Enhancement Methodology, on the immediately preceding Observation Date;

3.	the Commodity Index Multiplier for the futures contract then currently included in the Index will be deemed to be the Adjusted CIM for such futures contract, as determined in accordance with the monthly rebalancing process; and

4.	the Commodity Index Multiplier for the Selected Contract into which the Index will roll in the subsequent Reference Index Roll Period shall be the Adjusted CIM for such Selected Contract, as determined in accordance with the monthly rebalancing process.

Hypothetical performance of the Index compared to the Reference Index

The following graph sets forth the historical and hypothetical historical performance of the Index compared with the performance of the Reference Index based on the daily closing levels from December 1999 through September 27, 2010. On September 27, 2010, the closing level of the Index was 319.5191.

The Index was launched on May 11, 2010. All data relating to the period prior to the launch of the Index is an historical estimate by the Index Sponsor as to how the Index may have performed in the pre-launch period based upon available data on the closing prices of the futures contracts for the commodities underlying the Index and the percentage weightings of the Reference Index in effect in during that period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance.

Past performance is not indicative of future results

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Modifications to the Index

The Index Sponsor does not presently intend to modify the Index. However, under certain circumstances described in this section, the Index Sponsor may, in its sole discretion and in a commercially reasonable manner, make modifications to the Index. The Index Sponsor will publish any such modifications on http://www.barcap.com/indices/.

Index Disruption Events

If, on any Index Business Day, an “Index Disruption Event” (as defined below) occurs that, in the sole discretion of the Index Sponsor, affects the Index, the Index Sponsor may:

•

make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate the Index as the Index Sponsor considers necessary in order to maintain the objectives of the Index, or (b) the Index value as the Index Sponsor considers appropriate;

•	defer publication of the Index value and any other information relating to the Index until it determines, in its sole discretion, that no Index Disruption Event is occurring;

•	replace any Index Contract(s) and/or the Reference Index with any successor reference asset(s) that the Index Sponsor considers appropriate for the purposes of continuing the Index;

•	defer or suspend publication of the Index in its sole discretion at any time; and/or

•	discontinue supporting the Index or terminate the calculation of the Index value and the publication of the Index value.

Any of the following will be an “Index Disruption Event”:

•

a material limitation, suspension or disruption in the trading of any Index Contract(s) (including, but not limited to, the occurrence or announcement of a day on which there is a limitation on, or suspension of, the trading of any Index Contract(s) imposed by the relevant exchange, trading facility or market by reason of movements exceeding “limit up” or “limit down” levels permitted by the relevant exchange, trading facility or market) that results in a failure by the relevant exchange, trading facility or market to report the closing price of any Index Contract(s) on any Index Business Day;

•

the Index Sponsor determines, in its sole discretion, that any Index Contract(s) have ceased (or will cease) to be liquid, traded and/or publicly quoted for any reason in a manner acceptable to the Index Sponsor;

•	the Index Sponsor determines, in its sole discretion, that the Reference Index has ceased (or will cease) to be publicly quoted for any reason in a manner acceptable to the Index Sponsor;

•

the Index Sponsor determines, in its sole discretion, that (a) a change in the quality, construction, composition, or calculation methodology of the closing price of any Index Contract(s) and/or the Reference Index has occurred, and/or (b) any event or measure that results in any Index Contract(s) and/or the Reference Index being changed or altered has occurred;

•

the Index Sponsor deems it necessary, at any time and in its sole discretion, to replace any Index Contract(s) and/or the Reference Index with an appropriate successor or appropriate successors in order to maintain the objectives of the Index;

•

the Index Sponsor determines, at any time, that as a result of a change in taxation (including, but not limited to, any tax imposed on the Index Sponsor or its affiliates), it is necessary to change any Index Contract(s) or the methodology used to compose or calculate the Index;

•	an Index Force Majeure Event, as defined below, that lasts for at least 30 consecutive calendar days; and/or

•

any other event that would make the calculation of the Index impossible or infeasible, technically or otherwise, or that makes the Index non-representative of market prices or undermines the objectives of the Index or the reputation of the Index as a fair and tradable benchmark.

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The following event will not be an Index Disruption Event:

•

a limitation on the hours or numbers of days of trading on the relevant exchanges, trading facilities or markets, but only if the limitation results from an announced change in the regular business hours of the relevant exchanges, trading facilities or markets.

Reference Index Change Events

If a “Reference Index Change Event” occurs, the Index Sponsor shall modify the Index in order to reflect the changes to the Reference Index, except in circumstances where, as a result of such changes:

•	the Index would cease to be a “tradable” Index that is readily accessible to market participants; and/or

•	it would be impossible or impractical for the Index Sponsor to continue to apply the Enhancement Methodologies used in the Index in each case as determined in the sole discretion of the Index Sponsor, in which case the Index may, in its sole discretion:

•	make such determinations and/or adjustments to the Index as the Index Sponsor considers necessary in order to maintain the objectives of the Index; or

•	continue to use the version of the Index that was used by the Index Sponsor to calculate the level of the Index immediately prior to the Reference Index Change Event.

A “Reference Index Change Event” means any change to the Reference Index made by the index sponsor of the Reference Index, as determined by the Index Sponsor in its sole discretion, including, without limitation, the inclusion of a new Index Commodity in the Reference Index or in the list of commodities eligible for inclusion in the Reference Index.

Index Force Majeure Events

If, on any Index Business Day, an “Index Force Majeure Event” occurs that, in the sole discretion of the Index Sponsor, affects the Index, the Index Sponsor may, in order to take into account such Index Force Majeure Event:

•

make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate the Index as the Index Sponsor considers necessary in order to maintain the objectives of the Index, or (b) the Index value as the Index Sponsor considers appropriate; and/or

•	defer publication of the Index value and any other information relating to the Index until it determines, in its sole discretion, that no Index Force Majeure Event is occurring.

An “Index Force Majeure Event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor determines affects the Index and/or any Index Contract(s) and/or the Reference Index.

Change in Methodology

While the Index Sponsor currently employs the methodology described in this free writing prospectus to calculate the Index, from time to time it may be necessary to modify the methodology (including the information or inputs on which the Index is based). The Index Sponsor reserves the right, in its sole discretion, to make such modifications to the methodology in a commercially reasonable manner. Where the Index Sponsor elects to make a modification or change in the methodology, the Index Sponsor will make reasonable efforts to ensure that such modifications will result in a methodology that is consistent with the methodology described above.

Termination

The Index Sponsor may, in its sole discretion, at any time and without notice, terminate the calculation and/or publication of the Index value.

Errors

The Index Sponsor reserves the right to make adjustments to correct errors contained in previously published information relating to the Index, including but not limited to the Index value, and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication. Notwithstanding the above, the Index Sponsor will not adjust or correct any previously published Index value other than in cases of manifest error.

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Adjustments

The Index Sponsor may, at any time and without notice, change the name of the Index, the place and time of the publication of the Index value and the frequency of publication of the Index value.

Disclaimer

The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC (“CME Indexes”), and UBS Securities LLC (“UBS Securities”), and have been licensed for use. “Dow Jones®”, “DJ”, “Dow Jones Indexes”, “UBS”, “Dow Jones-UBS Commodity IndexSM,” “DJ-UBSCISM,” are service marks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, have been licensed to CME Indexes and have been sublicensed for use for certain purposes by Barclays Bank PLC. The Barclays Capital Multi-Strategy DJ-UBSCI with Seasonal Energy Excess Return IndexTM, which is based on the Dow Jones-UBS Commodity IndexSM, is not sponsored or endorsed by Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates, but is published with their consent.

The free writing prospectus are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities CME Indexes or any of their subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the Notes particularly. The only relationship of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates to the Barclays Bank PLC is the licensing of certain trademarks, trade names and service marks and of the DJ-UBSCISM, which is determined, composed and calculated by CME Indexes in conjunction with UBS Securities without regard to Barclays Bank PLC or the Notes. Dow Jones, UBS Securities and CME Indexes have no obligation to take the needs of Barclays Bank PLC or the owners of the Notes into consideration in determining, composing or calculating DJ-UBSCISM. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to Notes customers, in connection with the administration, marketing or trading of the Notes. Notwithstanding the foregoing, UBS AG, UBS Securities, CME Group Inc. and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by Licensee, but which may be similar to and competitive with the Notes. In addition, UBS AG, UBS Securities, CME Group Inc. and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-UBS Commodity IndexSM and Dow Jones-UBS Commodity Index Total Return SM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-UBS Commodity IndexSM and Notes.

The free writing prospectus relates only to Notes and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-UBS Commodity IndexSM components. Purchasers of the Notes should not conclude that the inclusion of a futures contract in the Dow Jones-UBS Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates. The information in the free writing prospectus regarding the Dow Jones-UBS Commodity IndexSM components has been derived solely from publicly available documents. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-UBS Commodity IndexSM components in connection with the Notes. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-UBS Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED

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OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG UBS SECURITIES, CME INDEXES AND BARCLAYS BANK PLC, OTHER THAN UBS AG AND THE LICENSORS OF CME INDEXES.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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